Exhibit 99.1
Mediacom Communications Announces
Agreement to Repurchase 30% of its
Outstanding Shares from Shivers Investments
MIDDLETOWN, N.Y.—(BUSINESS WIRE)—MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) announced today that it entered into a definitive agreement to repurchase all of Mediacom’s Class A common stock owned by an affiliate of Morris Communications Company, LLC (“Morris Communications”) in a transaction structured as a tax free split-off under Section 355 of the Internal Revenue Code. Closing is subject to the receipt of certain regulatory approvals and other customary closing conditions and is expected to occur in the fourth quarter of 2008.
Under the definitive agreement, Shivers Investments, LLC (“Shivers”), will exchange 28,309,674 shares of Mediacom Class A common stock for 100% of the shares of stock of a newly-created subsidiary of Mediacom, which will hold cable television systems currently owned by Mediacom serving approximately 25,000 basic subscribers and $110 million of cash. Both Morris Communications and Shivers are controlled by William S. Morris III, a member of Mediacom’s Board of Directors. Pro-forma for this stock repurchase, Mediacom’s total Class A and Class B outstanding shares would be approximately 66.3 million.
To evaluate the terms of the transaction, Mediacom’s Board of Directors appointed a special committee of three independent directors. The special committee retained Lehman Brothers Inc. to act as its financial advisor and the law firm of Willkie Farr & Gallagher LLP to assist the committee in its evaluation. Lehman Brothers provided a fairness opinion to the special committee in connection with the transaction. Based on the recommendation of the special committee, on September 7, 2008, Mediacom’s Board of Directors unanimously voted to approve the transaction (with the two directors affiliated with Shivers abstaining).
“This exchange agreement represents a unique opportunity to deliver value to our shareholders without compromising the solid financial position of our Company,” said Rocco B. Commisso, Chairman and CEO of Mediacom. “At an implied valuation of about $6.50 per share, we are repurchasing 30% of our outstanding shares at a significant discount to recent trading levels of our stock. Moreover, since part of the consideration consists of non-strategic cable systems, we will still have available about $700 million of unused lines of credit immediately after closing and the Company’s pro-forma debt leverage is expected to be lower than in the fourth quarter of 2007. Lastly, through this tax-efficient transaction, the Company’s sizeable net operating loss carryforward will largely remain intact.”
“Mr. Morris played a key role during Mediacom’s formative stage by making the largest equity investment in our Company a decade ago and, with his associate, Craig S. Mitchell, served on Mediacom’s Board of Directors since we went public in 2000. I am extremely grateful for their contributions, thank them for their support throughout our long association and wish the entire Morris organization the best in the future,” concluded Mr. Commisso.
Effective upon closing of the transaction, William S. Morris III and Craig S. Mitchell, the two Morris Communications representatives who now hold seats on Mediacom’s Board of Directors, will resign from the Board. RBC Daniels acted as financial advisor to Morris Communications.
Banc of America Securities LLC acted as financial advisor and the law firm of Baker Botts LLP acted as legal advisor to Mediacom.
About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: existing and future competition for our video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and new services; increasing programming costs; changes in laws and regulations; our ability to generate sufficient cash flow to meet our debt service obligations and access capital to maintain our financial flexibility; and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports or documents that we file from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.
Contacts
Mediacom Communications Corporation
Investor Relations
Calvin G. Craib, 845-695-2675
Senior Vice President,
Corporate Finance
or
Media Relations
Thomas J. Larsen, 845-695-2754
Vice President,
Legal and Public Affairs